EXHIBIT 99.1

Vical Reports Third Quarter 2013 Financial Results and Progress in Key Development Programs

SAN DIEGO, Oct. 31, 2013 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months and nine months ended September 30, 2013. Revenues were $1.5 million for the third quarter of 2013, compared with $2.2 million for the third quarter of 2012, reflecting ongoing reimbursements from Astellas Pharma Inc. for expenses related to the development of ASP0113 (TransVax™), Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients. The net loss was $9.9 million, or $0.11 per share, for the third quarter of 2013, compared with $7.7 million, or $0.09 per share, for the third quarter of 2012. The increase in net loss was primarily the result of previously disclosed personnel-related restructuring charges of approximately $2.2 million.

Revenues were $4.6 million for the first nine months of 2013, compared with $15.2 million for the first nine months of 2012. Revenues in the 2012 period included the recognition of a $10 million milestone payment from Astellas for progress with ASP0113, which occurred in the first quarter of 2012. The net loss was $29.0 million, or $0.33 per share, for the first nine months of 2013, compared with $15.4 million, or $0.18 per share, for the first nine months of 2012.

Vical had cash and investments of approximately $61 million at September 30, 2013. The company's third quarter 2013 net cash use was consistent with the company's prior guidance for second half of 2013.

Program highlights include:

ASP0113 CMV Vaccine

  Astellas initiated a 500-patient Phase 3 trial of ASP0113 for hematopoietic cell transplant (HCT) recipients in June and expects to initiate a Phase 2 trial of ASP0113 for solid organ transplant (SOT) recipients by year-end 2013.

Herpes Simplex Vaccine

  The company is planning to initiate a Phase 1/2 clinical trial of its Vaxfectin®-formulated therapeutic vaccine against herpes simplex virus type 2 (HSV-2) by year-end 2013.

Allovectin®

  The company expects to present detailed data from its Phase 3 trial of Allovectin® in patients with metastatic melanoma at a scientific conference in November.

Conference Call

Vical will conduct a conference call and webcast today, October 31, at noon Eastern Time, to discuss the company's financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2244 (preferred), or (888) 510-1765 (toll-free), and reference confirmation code 5713887. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 5713887. The call also will be available live and archived through the events page at www.vical.com. For further information, contact David Schull of Russo Partners by phone at (858) 717-2310 or by email at david.schull@russopartnersllc.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the initiation of clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical's HSV-2 vaccine or any other independent or collaborative programs; whether Astellas will initiate the planned Phase 2 trial of ASP0113 for SOT recipients by year-end 2013, if at all; whether Vical or others will initiate a Phase 1/2 clinical trial of Vical's HSV-2 vaccine by year-end 2013, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Revenues:
Contract and grant revenue	$ 1,311	$ 1,682	$ 3,617	$ 4,267
License and royalty revenue	232	493	956	10,933
Total revenues	1,543	2,175	4,573	15,200
Operating expenses:
Research and development	4,500	3,682	12,080	13,901
Manufacturing and production	3,900	3,853	11,504	9,258
General and administrative	3,123	2,420	10,119	7,898
Total operating expenses	11,523	9,955	33,703	31,057
Loss from operations	(9,980)	(7,780)	(29,130)	(15,857)
Net investment and other income (expense)	97	54	84	507
Net loss	$ (9,883)	$ (7,726)	$ (29,046)	$ (15,350)
Basic and diluted net loss per share	$ (0.11)	$ (0.09)	$ (0.33)	$ (0.18)
Weighted average shares used in computing basic and diluted net loss per share	86,998	86,408	86,755	85,762

Balance Sheets			September 30,	December 31,
(in thousands)			2013	2012
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 58,966	$ 83,857
Other current assets			1,829	2,152
Total current assets			60,795	86,009
Long-term investments			2,039	2,225
Property and equipment, net			4,353	5,284
Other assets			2,307	3,004
Total assets			$ 69,494	$ 96,522

Liabilities and stockholders' equity:
Current liabilities			$ 5,210	$ 5,779
Long-term liabilities			1,391	1,657
Stockholders' equity			62,893	89,086
Total liabilities and stockholders' equity			$ 69,494	$ 96,522
CONTACT: David Schull
         Russo Partners
         (858) 717-2310
         david.schull@russopartnersllc.com
         Website: www.vical.com

         Anthony Ramos
         Vical Incorporated
         Chief Accounting Officer